Exhibit 5
August 26, 1998

CV Reit, Inc.
100 Century Boulevard
West Palm Beach, Florida 33417


Dear Ladies and Gentlemen:

We are acting as counsel to CV Reit, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for registration of up to 150,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"). These Shares are to be issued by the Company upon the exercise of certain stock options (the "Options") granted and to be granted to certain directors of the Company pursuant to the Company's Non-Employee Director 1998 Stock Option Plan (the "Director Plan").

As such counsel, we have reviewed the corporate proceedings in connection with the adoption of the Director Plan and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued upon the exercise of the Options in accordance with the terms of the Director Plan, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


PROSKAUER ROSE LLP